EXHIBIT 99.1

PRESS RELEASE ISSUED OCTOBER 3, 2006

☐NEWS☐

FOR IMMEDIATE RELEASE: October 3, 2006

CONTACT:
Brad Long / Investor Relations	Bevo Beaven, Sr. Vice President/GM
Galaxy Energy	Warren Laird, Senior Account Executive
(360) 945-0395	CTA Public Relations, Inc.
(800) 574-4294	(303) 665-4200

Galaxy Energy Announces a Revision in the Terms of the Letter of Intent for the Sale of its Piceance Basin Properties and the Execution of a $2.5 million Note to Provide Bridge Financing

Denver, Colo. – October 3, 2006 – Due to the recent decline in natural gas prices and property sale prices, Galaxy Energy Corporation (Amex: GAX) and Exxel Energy Corp. (TSXV Symbol: EXX) have renegotiated their prior letter of intent dated July 31, 2006 for the purchase Galaxy’s interest in its unconventional natural gas properties in the Piceance Basin of Colorado.

Under a new non-binding letter of intent signed on September 28, 2006, Exxel's wholly-owned subsidiary, Exxel Energy (USA) Inc., has stated its intention to pay $40 million to acquire Galaxy's undivided 25% working interest in the project in Garfield County, Colorado, known as Rifle Creek. Depending upon the amount of financing raised by Exxel, up to 25% of such purchase price may be paid in Exxel stock.

The parties have committed to negotiate a Purchase and Sale Agreement (“PSA”) over the next several weeks, and the PSA will be subject to Exxel’s obtaining financing on acceptable terms, approval by Galaxy’s senior lenders, and other terms and conditions. Exxel USA owns the other 75% working interest in Rifle Creek. The project currently consists of a total of approximately 6,300 net acres, in which Dolphin and Galaxy own working interests. There can be no assurance that the PSA can be successfully negotiated.

To support the company’s operations during the period required to negotiate and close the agreement with Exxel, Galaxy has entered into a $2.5 million Subordinated Unsecured Promissory Note with the Bruner Family Trust UTD March 28 2005. The Note calls for the payment of interest at 8% per annum and matures on the later of January 26, 2007 or the time at which Galaxy’s Senior Indebtedness has been paid in full.

About Galaxy Energy

Galaxy Energy Corporation, a development stage oil and gas exploration and production company, is focusing on acquiring and developing coalbed methane in the Powder River Basin of Wyoming and other unconventional natural gas properties in the Piceance Basin of Colorado, in addition to exploration activities in Germany and Romania. The Company conducts its exploration activities through two wholly owned subsidiaries, Dolphin Energy Corporation and Pannonian International, Ltd.

Forward Looking Statement

This press release consists of forward-looking statements regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and actual results could differ materially from those indicated by such forward looking statements. The Company assumes no obligation to update the information contained in this press release, whether as a result of new information, future events or otherwise. Please refer to the Company's filings with the United States Securities and Exchange Commission for discussions of risks and uncertainties found in Forms 10-K (annual report), 10-Q (quarterly report) and other filings.

Additional information may be found at the Galaxy Energy Corporation Web site, http://www.galaxyenergy.com/ or by calling Brad Long, Investor Relations/Galaxy Energy at (800) 574-4294, Bevo Beaven or Warren Laird of CTA Public Relations at (303) 665-4200, Tina Cameron, Renmark Financial Communications at (514) 939-3989 or Kathleen Heaney (203) 803-3585 of Integrated Corporate Relations.

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